EXHIBIT 99

LITHIA MOTORS EXCEEDS CONSENSUS ESTIMATES BY 4 CENTS; EARNS 37 CENTS PER SHARE ON RECORD SECOND QUARTER SALES

MEDFORD, OREGON, JULY 25, 2001 (5:00 a.m. PDT) – Lithia Motors, Inc. (NYSE: LAD) today announced that total sales increased 10.6% to $462.1 million in the second quarter of 2001 from $417.9 million in the second quarter of 2000. For the first six months of 2001, total revenues increased 8.5% to $882.2 million from $813.5 million in the first six months of 2000.

For the second quarter, new vehicle sales increased 7.5%, used retail vehicle sales increased 19.2%, parts and service sales increased 12.4%, and finance and insurance sales increased 24.7%. Lithia retailed 9,119 used units and 9,772 new units, for a total of 18,891 new and used retail units this quarter, an 11.4% increase over the same period last year. Finance and Insurance sales increased 12.0% to $945 per unit, a record level for Lithia and tops among the publicly traded auto-retailers.

For the first six months, new vehicle sales increased 3.1%, used retail vehicle sales increased 18.5%, parts and service sales increased 14.9%, and finance and insurance sales increased 19.2%. Lithia retailed 17,973 used units and 18,504 new units, for a total of 36,477 new and used retail units this quarter, a 9.0% increase over the same period last year. Finance and Insurance sales increased 9.4% to $908 per unit.

For the quarter, net income was $5.1 million, or $0.37 per diluted share on 13.8 million diluted shares outstanding. This compares to net income in the second quarter of 2000 of $6.2 million or $0.45 per share on 13.8 million diluted shares. Cash flow per share (net income plus depreciation and amortization) was $0.53 per share in the second quarter of 2001 as compared to $0.58 in the same period last year. Cash flow per share was 43.2% higher than EPS for the quarter.

Chairman and Chief Executive Officer, Sidney B. DeBoer, stated, “We are pleased to report another quarter with both sales and earnings above forecast levels. Earnings were $0.37 per share this quarter, exceeding by 4 cents the First Call consensus estimate of $0.33 per share.”

“Despite a slowdown in the economy, we saw an increase in new vehicle sales from the second quarter of last year, and the counter-cyclical used vehicle and parts and service businesses continued to demonstrate exceptional strength. The finance and insurance business was very robust this quarter, growing 25% year over year. For the rest of the year we expect these positive trends to continue. In 2002 we are looking for double-digit sales and earnings growth.”

“The shift in the revenue mix continued to favor our higher margin used vehicle and parts and service business lines. As a result, the gross margin improved this quarter by 20 basis points to 16.3% of sales compared to the same period last year.”

“Our gross margin came in at the upper-end of our forecast range and Sales General and Administrative Expense (SG&A) hit the favorable end of the forecast range helping us to exceed the estimates for the quarter. SG&A as a percentage of revenues increased to 12.7% year over year, but improved 40 basis points sequentially. The net result at the operating income line was an operating margin of 3.1%, which was above forecast ranges and a 30 basis point sequential improvement.”

“Same-store retail sales were essentially flat at -0.3% for the quarter, much better than the forecast of a 6 to 8% decline. New vehicle same-store sales showed a slight single digit decline, with all other business lines demonstrating positive same-store growth for the quarter.”

“While we remain cautious due to the uncertain and difficult economic environment, we are confident that we will be able to grow our business through good acquisitions and continuing operational improvements. Our guidance for the next two quarters is unchanged,” concluded Sidney B. DeBoer.

Jeffrey B. DeBoer, Senior Vice President and CFO added, “For the remainder of 2001, we expect a number of acquisitions which should contribute approximately $100 to $150 million in revenues throughout the rest of 2001. These acquisitions will be paid for with internal cash flow from operations and our untapped acquisition facility of $130 million from Ford Credit. For the first half of the year, we have been able to add to our cash position, while reducing debt levels. Net cash provided by operating activities was $20.7 million as compared to $18.9 million in the same period last year. Our balance sheet remains very strong, and we are well positioned to continue our growth strategy in the second half of the year.”

"We are providing guidance for the third quarter and full year 2001. "
FORWARD ESTIMATES
------------------
                              3Q 2001            2001
                          --------------  ----------------
Revenue                      $470 - 490M    $1.75 - 1.85B
Diluted EPS                 $0.42 - 0.44     $1.30 - 1.33
Gross Margin                15.9 - 16.2%     16.1 - 16.4%
SG&A                        12.4 - 12.8%     12.5 - 12.8%
Operating Margin              3.3 - 3.5%       3.1 - 3.3%
Flooring Interest Expense     0.9 - 1.1%       0.9 - 1.1%
Same Store Sales               -3 to -5%        -3 to -6%
Tax Rate                        38 - 39%         38 - 39%

An additional 25 basis point reduction in interest rates has been factored into these estimates.

The quarterly breakout for the remainder of 2001 is estimated as follows for Diluted EPS: Q3; $0.42 - $0.44; and Q4; $0.31 - $0.33.

Management makes the above estimates based upon information available to it at this time. The company in making these estimates assumes no burden to update these estimates during the quarter or year even if it appears actual results will differ materially from these estimates.

Lithia Motors will be providing more detailed information on the results for the second quarter 2001 in its conference call scheduled for 8 a.m. PDT today. The live conference call can be accessed by calling 973-872-3100. To listen to a live webcast or hear a replay, log-on to: www.lithia.com – go to About Lithia – Investor Relations – and click on the Live Conference Call icon.

Lithia Motors, Inc., a Fortune 1000 Company, operates 114 franchises in California, Oregon, Washington, Nevada, Colorado, Idaho, South Dakota and Alaska. Lithia sells 26 brands of new vehicles at 56 stores and over the Internet through “Lithia.com—America’s Car & Truck Store.” Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 68,126 new and used vehicles and had $1.66 billion in total revenue in 2000.

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include company performance, sales, stated forward estimates and acquisition assumptions.

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: INVEST@LITHIA.COM) or Dan Retzlaff, Investor Relations at (541) 776-6819 or log-on to: WWW.LITHIA.COM - go to About Lithia - Investor Relations

LITHIA MOTORS, INC.

(In Thousands except per share and unit data)

Unaudited                        Three Months Ended         Six Months Ended
---------
                                      June 30,               June 30,
                              -------------------------------------------
                                  2001        2000        2001       2000
                                  ----        ----        ----       ----
New Vehicle Sales             $238,651    $222,039    $453,608   $440,048
Used Vehicle Sales             142,043     119,277     278,982    235,975
Service, Body & Parts Sales     45,511      40,476      90,656     78,933
Other Revenues                  35,845      36,059      58,955     58,498
                                ------      ------      ------     ------
Total Revenues                 462,050     417,851     882,201    813,454
Cost of Sales                  386,840     350,667     738,094    683,406
Gross Profit                    75,210      67,184     144,107    130,048
SG&A Expense                    58,783      48,528     113,821     95,729
Depreciation                     1,275       1,092       2,567      2,105
Amortization                       951         795       1,874      1,502
Income from Operations          14,201      16,769      25,845     30,712
Flooring Interest Expense        3,832       4,712       8,487      8,573
Other Interest Expense           2,078       1,862       4,345      3,657
Other Income (Expense), net       (45)         305       (124)        433
                                  ----         ---       -----        ---
Pre-Tax Profit                   8,246      10,500      12,889     18,915
Income Tax                       3,175       4,306       4,963      7,757
Income Tax Rate                  38.5%       41.0%       38.5%      41.0%
Net Profit                      $5,071      $6,194      $7,926    $11,158
Shares Outstanding              13,762      13,819      13,710     13,801
Diluted EPS                      $0.37       $0.45       $0.58      $0.81

Unit Sales:
----------
New                              9,772       9,303      18,504     18,333
Used - Retail                    9,119       7,660      17,973     15,133
Used - Wholesale                 4,723       3,991       9,048      8,031
Total Units Sold                23,614      20,954      45,525     41,497

Average Selling Price:
---------------------
New                            $24,422     $23,867     $24,514    $24,003
Used - Retail                  $13,270     $13,249     $13,181    $13,213
Used - Wholesale                $4,454      $4,457      $4,652     $4,486

Key Financial Data:
------------------
EBITDA                         $16,382     $18,961     $30,162    $34,752
Gross Profit Margin              16.3%       16.1%       16.3%      16.0%
SG&A as a % of Sales             12.7%       11.6%       12.9%      11.8%
Operating Margin                  3.1%        4.0%        2.9%       3.8%
Pre-Tax Margin                    1.8%        2.5%        1.5%       2.3%
Same-store sales                (0.3%)      (1.2%)      (3.6%)       1.7%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

Unaudited
---------
                                         June 30, 2001      December 31, 2000
                                         -------------      -----------------
   Cash & Cash Equivalents                $40,646              $38,789
    Inventory                             315,078              314,290
   Other Current Assets                    42,084               43,443
                                           ------               ------
Total Current Assets                      397,808              396,522

Real Estate - Net                          66,484               60,788
Equipment & Leases - net                   30,620               29,452
Goodwill, net                             137,776              133,871
Other Assets                                7,041                7,370
                                            -----                -----
Total Assets                             $639,729             $628,003
                                         ========             ========

   Floorplan Notes Payable               $251,830             $255,137
   Other Current Liabilities               49,288               42,468
                                           ------               ------
Total Current Liabilities                 301,118              297,605

Used Vehicle Flooring                      56,000               59,000
Real Estate Debt                           28,211               28,898
Other Long-Term Debt                       44,101               43,566
Other Liabilities                          20,896               17,159
                                           ------               ------

Total Liabilities                        $450,326             $446,228
                                         ========             ========

Shareholders Equity                       189,403              181,775
                                          -------              -------

TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                     $639,729             $628,003
                                         ========             ========

Other Balance Sheet Data
    (Dollars in Thousands)

Current Ratio                                 1.3x                 1.3x
LT Debt/Total Cap.                             28%                  29%
[Excludes Used Vehicle Flooring]
Working Capital                           $96,690              $98,917